Call to General Ordinary and Extraordinary Shareholders’ Meeting to be held on May 11, 2020.

Pampa Energía S.A. calls a General Ordinary and Extraordinary Shareholders’ Meeting of the Company to be held on May 11, 2020, at 11 a.m., at first call, and in the case of the General Ordinary Shareholders’ Meeting, at 12 noon, at second call to be held (i) on-site at the Company offices located in Maipú 1, City of Buenos Aires; or (ii) virtually according to the terms of General Resolution 830/2020 of the Comision Nacional de Valores by Microsoft Teams. to deal with the following Agenda:

1)      Consideration to: (i) virtually hold this Shareholders’ Meeting according to the terms of General Resolution 830/2020 of the Comision Nacional de Valores; and (ii) ratify the decisions of the Extraordinary Shareholders’ Meeting that was virtually held on April 7, 2020 (upon dealing with this item, the meeting will qualify as an Extraordinary Shareholders’ Meeting).

2)      Appointment of shareholders to approve and sign the Meeting minutes.

3)      Consideration of the Company’s Balance Sheet, Statement of Comprehensive Income, Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, Notes, Independent Auditor’s Report, Supervisory Committee’s Report, Annual Report and Report on Compliance with the Corporate Governance Code, Management’s Discussion and Analysis required by the Regulations of the Argentine Securities Commission, and the additional information required by applicable rules, all for the fiscal year ended December 31, 2019.

4)      Consideration of the results for the year and allocation thereof (upon dealing with this item, the meeting will qualify as an Extraordinary Shareholders’ Meeting).

5)      Consideration of the Supervisory Committee’s performance and their fees for the fiscal year ended December 31, 2019.

6)      Consideration of the Directors’ performance and fees payable to them for the fiscal year ended December 31, 2019.

7)	Consideration of fees payable to the Independent Auditor.
8)	Appointment of Regular and Alternate Directors. Appointment of members of the Audit Committee.
9)	Appointment of Regular Independent Auditor and Alternate Independent Auditor who shall render an opinion on the financial statements for the fiscal year started on January 1, 2020.
10)

Determination of fees payable to the Regular Independent Auditor and Alternate Independent Auditor who shall render an opinion on the financial statements for the fiscal year commenced on January 1, 2020.

11)	Consideration of allocation of a budgetary item for the operation of the Audit Committee.
12)

Consideration of: (i) the Merger of Pampa Energía S.A. with Central Piedra Buena S.A. pursuant to Sections 82 et. seq. of the Business Companies Law and Section 80 et seq. of the Income Tax Law (as restated in 2019); (ii) the Non-consolidated Special Balance Sheet of Merger of the Company as of December 31, 2019 and the Consolidated Balance Sheet of Merger as of December 31, 2019, together with the relevant independent auditor’s report and reports issued by the  Supervisory Committee; (iii) the preliminary merger agreement; and (iv) the granting of authorizations to enter into the final merger agreement (upon dealing with this item, the meeting will qualify as an Extraordinary Shareholders’ Meeting).

13)	Consideration of amendment to Section four of the Bylaws. Approval of Restated Bylaws (upon dealing with this item, the meeting will qualify as an Extraordinary Shareholders’ Meeting).
14)	Grant of authorizations to carry out the proceedings and filings necessary to obtain the relevant registrations.

NOTE 1: Shareholders shall send the relevant certificates evidencing the balance of their book-entry accounts, issued to such effect by Caja de Valores S.A., to Maipú 1, Ground Floor, City of Buenos Aires or by e-mail to legalcorporativo@pampaenergia.com, on any business day from 10.00 am to 6.00 pm until and including May 5, 2020. NOTE 2: According to the provisions of the Regulations of the Argentine Securities Commission, as amended in 2013, when enrolling to participate at the Meeting, the Shareholder shall report the following data: first and last name or complete corporate name; type and number of identity document in the case of natural persons or registration data in the case of legal entities, expressly indicating the Registry where they are registered with and its jurisdiction, domicile and type of domicile and phone and e-mail. The same information must be filed by any person who attends the Meeting as representative of a shareholder. NOTE 3: according to the CNV’s General Resolution 830/2020 we inform that, in case the Social, Preventive and Obligatory Social Distancing decreed by the DNU N° 297/2020 continues at the time of the Meeting, it can be virtually celebrated following the terms of this NOTE. With sufficient notice, we will inform the market if the Meeting will be on-site or virtually celebrated according to the normative and sanitary conditions. If the meeting is virtually celebrated, it will be done by Microsoft Teams, that guarantees: 1. Accessibility to all registered shareholders, with voice and vote; 2. Simultaneous transmission of sound, images and words thought the meeting; 3. The recording of the meeting with a digital support. We will send the instructions to connect to the meeting to those shareholders that registered to the Meeting will be sent the instructions to participate to the e-mail informed. Proxys must be sent FIVE (5) working days in advance of the meeting to our e-mail informed in NOTE 1. NOTE 4: Shareholders are hereby reminded that, in accordance with the Regulations of the Argentine Securities Commission, as amended in 2013, in the event of shareholders that are entities organized abroad, (i) information shall be given about the ultimate beneficial owners of the shares that comprise the capital stock of the foreign company and the number of shares that shall be voted by them, stating first and last name, nationality, actual domicile, date of birth, national identity document or passport number, taxpayer identification number (CUIT), worker’s identification number (CUIL) or any other form of tax identification and occupation, and (ii) proof shall be submitted of their registration pursuant to the terms of Sections 118 or 123 of the Business Companies Law No. 19,550, as amended, and  the representative appointed to vote at the Shareholders’ Meeting shall be duly registered with the relevant Public Registry or provide evidence of its capacity as duly appointed proxy. NOTE 5: In addition, if the shareholder is a trust or any other similar entity, or a foundation or any other similar entity, whether public or private, it shall be required to comply with Section 26, Chapter II, Title II of the Regulations of the Argentine Securities Commission, as amended in 2013. NOTE 6: The Shareholders are hereby required to be present at least 15 minutes in advance of the time scheduled for holding the Meeting.